Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308

troutman.com

June 11, 2025

Wheels Up Experience Inc.

2135 American Way

Chamblee, Georgia 30341

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Wheels Up Experience Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 30,000,000 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), available for future issuance under the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023, as amended by Amendment No. 1 to Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, dated as of April 15, 2024, and as further amended by Amendment No. 2 to Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, dated as of March 26, 2025 (as amended, the “Plan”).

In connection with this opinion letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act at the time that any Shares under the Plan are issued.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation), will be validly issued, fully paid and nonassessable.

Wheels Up Experience Inc. June 11, 2025 Page 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we do not express any opinion concerning any other law.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP